UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Gunpowder Gold Corporation

(Exact name of registrant as specified in its charter)

Nevada	26-3751595
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

10th Floor, 3 Hardman Street, Manchester M3 3HF, United Kingdom

(Address of principal executive offices)                  (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box [X]

Securities Act registration statement file number to which this form relates: 333-156796 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.001 par value

(Title of class)

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

General

Gunpowder Gold Corporation (formerly called Spartan Business Services, Inc.) (the “Company”) has Amended its Articles of Incorporation to provide for 300,000,000 authorized shares of common stock, $.001 par value, and has 5,000,000 shares of authorized preferred stock. Article 4 of the Articles of Incorporation, as amended, provides that:

“4.           Authorized Shares
The aggregate number of shares which the Company shall have authority to issue shall consist of 300,000,000 shares of Common Stock having a $.001 par value, and 5,000,000 shares of Preferred Stock having a $.001 par value. The Common and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such share of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.”

Holders of Common Stock are entitled to one vote for each share held on all matters voted upon by stockholders, including the election of directors. The holders of Common Stock have no preemptive rights to purchase or subscribe for any stock of the Company now or hereafter authorized or for securities convertible into such stock. All of the outstanding shares of Common Stock are fully paid and non-assessable. Upon any liquidation of the Company, the holders of Common Stock are certified to share ratably in assets available for distribution to such stockholders. Holders of Common Stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors may from time to time determine.

Shareholders are not entitled to cumulative voting rights, and accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect the entire class of directors to be elected each year if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person as a director of such class.

The terms of the instruments governing the future indebtedness of the Company may contain restrictions on the payment of dividends and the making of distributions on its capital stock (other than stock dividends) and the purchase or redemption of outstanding capital stock of the Company. By reason of these restrictions, the Company may be unable to pay dividends on its Common Stock for some period, which cannot presently be estimated.

The Company has not declared or paid any dividends on its Common Stock and presently does not presently expect to declare or pay any such dividends in the foreseeable future. The Company has not yet formulated a future dividend policy in the event restrictions on its ability to pay dividends are created.

Transfer Agent and Registered Agent

The transfer agent for the Company is Island stock Transfer  100 Second Avenue South, Suite 705S, Saint Petersburg, FL, 33701.  The registered agent for the Company is Val-U-Corp. Services, Inc., 1802 Carson Street, Suite 108, Carson City, Nevada 89701; telephone (775) 887.8853.

Reports to Stockholders

The Company will furnish its shareholders with annual reports containing its financial statements as of August 31 of each year examined by independent certified public accountants. The Company will issue unaudited quarterly reports and may distribute other reports to the stockholders of the Company as it deems appropriate.

Item 2. Exhibits

1.1	Articles of Incorporation filed with the State of Nevada on November 19, 2008

1.2	Amendment to Articles of Incorporation filed with the State of Nevada on November 5, 2010

3	The Form 10-K annual report of the Company for its fiscal year ended August 31, 2009, is hereby incorporated herein by reference.

4	The quarterly report on Form 10-Q of the Company for its fiscal quarter ended May 31, 2010, is hereby incorporated herein by reference

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Gunpowder Gold Corporation

Date: November 28, 2010

By: /s/ Neil J. Pestell

 Neil J. Pestell, Chief Executive Officer and President